TRANSPHORM, INC.

KEY EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN

(Adopted July 26, 2023 (the “Effective Date”))

1.Introduction. This Transphorm, Inc. Key Executive Change in Control and Severance Plan (as may be amended from time to time, this “Plan”) has been adopted by Transphorm, Inc. (the “Company”), effective as of the Effective Date, in order to provide specified severance pay and benefits to Eligible Employees who (a) incur qualifying terminations of employment, and (b) abide by the terms and conditions for participation in, and receipt of such pay and benefits as set forth in, the Plan.
2.Important Terms. The following capitalized words and phrases will have the meanings set forth in this Section 2:

2.1.“Administrator” means the Company, acting through the Board (as defined below), the Compensation Committee of the Board or another duly constituted committee of members of the Board, or any person to whom the Administrator or the Board has delegated any authority or responsibility with respect to the Plan pursuant to Section 12, but only to the extent of such delegation.

2.2.“Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly Controlling, Controlled by or under common Control with, such Person, (ii) any Person directly or indirectly owning or Controlling ten percent (10%) or more of any class of outstanding voting securities of such Person or (iii) any officer, director, general partner, limited partner or trustee of any such Person described in clause (i) or (ii). “Control,” including the correlative terms “Controlling,” “Controlled by” and “under common Control with,” any Person shall consist of the power to direct the management and policies of such Person (whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise).

2.3.“Base Salary” means, with respect to a Participant, the Participant’s annual base salary in effect immediately before the date on which the Participant’s Involuntary Termination occurs; provided, however, that if the Involuntary Termination is a Good Reason Termination based on clause (a) of the Good Reason Termination definition, relating to a certain reduction by the Company Group in the Participant’s base salary, then the Participant’s Base Salary will be not less than the Participant’s annual base salary in effect immediately prior to such reduction; provided, further, that in the event the Participant’s Involuntary Termination occurs during the Change in Control Period, then the Participant’s Base Salary will be not less than the Participant’s annual base salary in effect immediately before the Change in Control. The determination of the amount of a Participant’s Base Salary will be made by the Administrator, in accordance with the records of the Employer.

2.4.“Board” means the Board of Directors of the Company.

2.5.“Cause” means, with respect to a Participant:

(a)the Participant’s failure to substantially perform the Participant’s lawful duties as assigned by the Company or other member of the Company Group, as applicable (other than any such failure resulting from the Participant’s complete or partial incapacity due to physical or mental illness or impairment);

(b)the Participant being convicted of or the Participant’s plea of guilty or nolo contendere to any crime involving fraud, embezzlement or any other act of moral turpitude, crime that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group, or felony;
(c)the Participant’s engagement in dishonesty, misrepresentation, illegal conduct, gross negligence or gross misconduct that causes or could reasonably be anticipated to cause material harm to the Company Group or any of its members;
(d)the Participant’s material breach of any material obligation under this Plan, the Participant’s Confidentiality Agreement, or any other written agreement between the Participant and any member of the Company Group.
The determination of whether grounds for Cause exists, including the determination of the cure of any event and/or action, omission or event constituting grounds for Cause, will be made in all cases by the Administrator in accordance with the authorities and deference afforded to the Administrator under Section 12 of the Plan.

2.6.“Change in Control” means the first occurrence of any of the following events on or after the Effective Date:
(a)Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one Person, or more than one Person acting as a group, acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by (i) any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company, or (ii) Investor or its Affiliates (excluding, for this purpose, the Company Affiliate Group), will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(b)Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(c)Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately before such transaction.
2.7.“Change in Control Period” means the time period beginning upon the consummation of a Change in Control and ending on (and inclusive of) the date that is twenty-four (24) months following such Change in Control.

2.8.“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable applicable state law.

2.9.“Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation under the Code will include such section or regulation, and any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation amending, supplementing or superseding such section or regulation.

2.10.“Company” means Transphorm, Inc., a Delaware corporation, and any successor as described in Section 23.
2.11.“Company Affiliate Group” means the Company and all of its subsidiaries and Affiliates (other than KKR Phorm Investors L.P. and its Affiliates to the extent such entities are Affiliates of the Company or any of its subsidiaries or Affiliates as a result of an investment, directly or indirectly, in the Company or any of its subsidiaries).
2.12.“Company Group” means the Company and any parent or subsidiary of the Company.
2.13.“Confidentiality Agreement” means, with respect to a Participant, the Participant’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (or similar written agreement entered into in connection with the Participant’s employment with the Company Group or any member or members thereof).

2.14.“Deferred Payments” means any Severance Benefits to be paid or provided to a Participant pursuant to this Plan and any other severance or separation payments or benefits to be paid or provided to such Participant, that when considered together, are considered deferred compensation under Section 409A.
2.15.“Director” means a member of the Board.
2.16.“Disability” means total and permanent disability as defined in Code Section 22(e)(3). The Administrator will determine whether a Participant has incurred a Disability based on such evidence as the Administrator deems necessary or advisable. The Administrator’s determination as to a Participant’s Disability will be final and binding.
2.17.“Eligible Employee” means an employee who is a member of a “select group of management or highly compensated employees” (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA) of the Company Group and who is designated by the Administrator as being eligible to participate in the Plan and who has been provided a Participation Agreement by the Administrator.
2.18.“Employer” means, with respect to an Eligible Employee, the member of the Company Group that directly employs such employee.
2.19.“Equity Awards” mean, with respect to a Participant, the Participant’s outstanding Company stock options, stock appreciation rights, restricted stock, restricted stock units, performance-based equity awards, and other Company equity compensation awards, if any.

2.20.“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended. Any reference to a specific section of ERISA will include such section and any valid regulation or other applicable guidance that has been promulgated under such section and is in effect and any comparable provision of any future legislation amending, supplementing or superseding such section then in effect.

2.21.“Good Reason Termination” means, with respect to a Participant, the Participant’s resignation due to the occurrence of any of the following conditions which occurs without the Participant’s written consent, provided that the requirements set forth below regarding advance notice and an opportunity to cure are satisfied:

(a)a material reduction in the Participant’s base salary as in effect immediately prior to such reduction;
(b)a material reduction in the Participant’s authority, duties or responsibilities pursuant to the Participant’s employment with the Company (or other Company Group member, as applicable) relative to the authority, duties or responsibilities in effect immediately prior to such reduction;
(c)the Participant being required to relocate the Participant’s principal site of employment that would increase the Participant’s one-way commute by more than thirty-five (35) miles from the Participant’s then-principal residence; or
(d)the failure or refusal of a successor to the Company to materially assume the Company’s obligations under the Plan on or after a Change in Control.
In order for the Participant to resign for Good Reason, the Participant must provide written notice to the Company of the existence of the Good Reason condition within ninety (90) days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have thirty (30) days during which it may remedy the Good Reason condition. If the Good Reason condition is not remedied within such thirty (30) day period, in order to constitute Good Reason, the Participant must resign based on the Good Reason condition specified in the notice effective no later than sixty (60) days following the expiration of the Company’s thirty (30) day cure period. To the extent the Participant’s principal site of employment is not the Company’s corporate offices or facilities due to a shelter-in-place order, quarantine order, or similar work-from-home requirement that applies to the Participant, the Participant’s site of employment, from which a change in location under the foregoing clause (c) will be measured, will be considered the Company’s office or facility location where the Participant’s employment with the Company primarily was based immediately prior to the commencement of such shelter-in-place order, quarantine order, or similar work-from-home requirement. The determination of whether a Good Reason Termination exists, including the determination of the cure of any event and/or breach constituting a Good Reason Termination, will be made in all cases by the Administrator in accordance with the authorities and deference afforded to the Administrator under Section 12 of the Plan.

2.22.“Investor” means KKR Phorm Investors L.P.

2.23.“Involuntary Termination” means, with respect to a Participant, (a) a termination of the Participant’s employment with the Company Group by the Company Group (or applicable member or members thereof) for a reason other than (x) Cause, (y) the Participant’s death, or (z) the Participant’s Disability, or (b) the Participant terminates employment with the Company Group due to a Good Reason Termination. For the avoidance of doubt, an Involuntary Termination will not be considered to occur upon transfer of a Participant’s employment between members of the Company Group.
2.24.“Monthly Premium” means, with respect to a Participant, the amount of the first month’s premium following the Participant’s Involuntary Termination, that the Participant otherwise would be required to pay for the Participant and any of the Participant’s eligible dependents (if applicable), of group medical, dental and vision coverage under the applicable plans maintained by the Company Group, if the Participant were to timely elect continuation coverage thereunder pursuant to COBRA.
2.25.“Participant” means an Eligible Employee who has timely and properly executed and timely delivered the Eligible Employee’s Participation Agreement to the Administrator, as set forth therein.

2.26.“Participation Agreement” means the individual agreement provided by the Administrator to an employee of an Employer designating such employee as an Eligible Employee under the Plan and providing for any additional terms and conditions relating to such employee’s participation in the Plan. A form of Participation Agreement is attached hereto as Appendix A.

2.27.“Person” means an individual, corporation, limited liability company, limited or general partnership, trust or other entity, including a governmental or political subdivision or an agency or instrumentality thereof.

2.28.“Section 409A” means Section 409A of the Code.

2.29.“Severance Benefits” means the separation-related compensation and other benefits that a Participant will be provided in the circumstances described in Section 4 and the Participant’s Participation Agreement (as applicable).

2.30.“Target Bonus” means, with respect to a Participant, the Participant’s annualized target bonus amount under the applicable Company Group bonus plan or plans, as in effect for the performance period in which the Participant’s Involuntary Termination occurs; provided, however, that in the event such Involuntary Termination occurs during the Change in Control Period, then the Participant’s Target Bonus will be not less than such target bonus amount for the Participant as in effect for the performance period in which the Change in Control occurs. The determination of the amount of a Participant’s Target Bonus will be made by the Administrator, in accordance with the records of the Employer.

2.31.“Tier 1 Executive” means a Participant who has been designated as a Tier 1 Executive in the Participant’s Participation Agreement. The Administrator will determine whether a Participant will be designated as a Tier 1 Executive.

2.32.“Tier 2 Executive” means a Participant who has been designated as a Tier 2 Executive in the Participant’s Participation Agreement. The Administrator will determine whether a Participant will be designated as a Tier 2 Executive.

2.33.“Time-Based Equity Award” means, with respect to a Participant, any Equity Award granted to the Participant that, as of the applicable date, is scheduled to vest based solely on the Participant’s continued employment (or other service, as applicable) through the scheduled date(s) of vesting. For the avoidance of doubt, an outstanding Equity Award (or portion thereof) granted to the Participant for which, as of the applicable date, any performance-based vesting requirements have been fully achieved or otherwise no longer apply, and which remains subject solely to vesting requirements based only on the Participant’s continued employment (or other service, as applicable) through the scheduled date(s) of vesting, is considered a Time-Based Equity Award as of such applicable date.

3.Eligibility for Severance Benefits. A Participant is eligible for Severance Benefits under the Plan, as described in Section 4, only if such Participant is an Eligible Employee on the date such Participant incurs an Involuntary Termination and otherwise satisfies the requirements of the Plan.
4.Involuntary Termination.
4.1.Involuntary Termination During Change in Control Period. If, during the Change in Control Period, the Participant incurs an Involuntary Termination, then the Participant will receive the following Severance Benefits, subject to the terms and conditions of the Plan:
4.1.1.Cash Severance Benefit. A single, lump sum payment of cash severance in an amount equal to:
(a)If the Participant is a Tier 1 Executive, the sum of:
(i)twenty-four (24) months of the Participant’s Base Salary;
(ii)two hundred percent (200%) of the Participant’s Target Bonus; and
(iii)one hundred percent (100%) of the Participant’s Target Bonus, prorated for the total number of days the Participant remained employed with the Company Group during the Company’s fiscal year in which the Involuntary Termination occurs; or

(b)If the Participant is a Tier 2 Executive, the sum of:
(i)twelve (12) months of the Participant’s Base Salary,
(ii)one hundred percent (100%) of the Participant’s Target Bonus; and
(iii)one hundred percent (100%) of the Participant’s Target Bonus, prorated for the total number of days the Participant remained employed with the Company Group during the Company’s fiscal year in which the Involuntary Termination occurs.
4.1.2.COBRA Benefit. A single, lump sum, taxable, cash payment equal to the product of the Participant’s Monthly Premium, without regard to whether the Participant actually elects any continuation coverage under COBRA for the Participant and any of the Participant’s eligible dependents, multiplied by:
(a)If the Participant is a Tier 1 Executive, twenty-four (24) months; or
(b)If the Participant is a Tier 2 Executive, twelve (12) months.
4.1.3.Equity Award Vesting Acceleration Benefit. One hundred percent (100%) vesting acceleration of the Participant’s Time-Based Equity Awards that are outstanding and unvested as of the date of the Involuntary Termination.
4.1.4.Miscellaneous Benefit(s). The Participant will be entitled to such additional benefits, if any, to the extent and on the terms and conditions provided in the Participant’s Participation Agreement.
4.2Involuntary Termination Other Than During the Change in Control Period. If other than during the Change in Control Period, the Participant incurs an Involuntary Termination, then the Participant will receive the following Severance Benefits, subject to the terms and conditions of the Plan:
4.2.1.Cash Severance Benefit. A single, lump sum payment of cash severance in an amount equal to:
(a)If the Participant is a Tier 1 Executive, eighteen (18) months of the Participant’s Base Salary; or
(b)If the Participant is a Tier 2 Executive, twelve (12) months of the Participant’s Base Salary.
4.2.2COBRA Benefit. A single, lump sum, taxable, cash payment equal to the product of the Participant’s Monthly Premium, without regard to whether the Participant actually elects any continuation coverage under COBRA for the Participant and any of the Participant’s eligible dependents, multiplied by:
(a)If the Participant is a Tier 1 Executive, eighteen (18) months; or
(b)If the Participant is a Tier 2 Executive, twelve (12) months.

4.2.3    Miscellaneous Benefit(s). The Participant will be entitled to such additional benefits, if any, to the extent and on the terms and conditions provided in the Participant’s Participation Agreement.
5.Conditions to Receipt of Severance Benefits.
5.1.Severance Benefits Release Requirement. Notwithstanding any contrary Plan provision, as a condition to receiving any Severance Benefits, a Participant will be required to sign and not revoke a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”). In all cases, the Release must become effective and irrevocable no later than the sixtieth (60th) calendar day following the Participant’s Involuntary Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Participant will forfeit any right to receive any and all Severance Benefits. In no event will any Severance Benefits be paid or provided until the Release becomes effective and irrevocable.
5.2.Other Requirements. A Participant’s receipt of Severance Benefits will be subject to the Participant continuing to comply with the provisions of the Participant’s Release and the terms of the Participant’s Confidentiality Agreement and any other written agreement or agreements between the Participant and the Company (or other Company Group member or members, as applicable) under which the Participant has a material duty or obligation to the Company (or any other Company Group member or members, as applicable). Any Severance Benefits will terminate immediately for a Participant if the Participant at any time violates any such agreement and/or the Release, and Participant will be obligated to repay all Severance Benefits paid or provided to the Participant.

6.Payment Timing. Provided that a Participant’s Release becomes effective and irrevocable by the Release Deadline Date and subject to Section 9 and the terms of the Participant’s Participation Agreement, any Severance Benefits will be paid, or in the case of installments, will commence, on the sixtieth (60th) day following the Participant’s Involuntary Termination (the “Payment Date”), and any Severance Benefits otherwise payable to the Participant during the period immediately following the Participant’s Involuntary Termination through the Payment Date will be paid in a lump sum to the Participant on the Payment Date, with any remaining payments to be made as provided in the Plan or the Participant’s Participation Agreement, as applicable; provided, however, that any Severance Benefits consisting of the acceleration of stock options or restricted stock awards will be effective immediately upon the effectiveness and irrevocability of the Release. Notwithstanding the foregoing, any Equity Awards that are restricted stock units, performance shares, performance units, and/or similar full value awards (other than restricted stock) (the “Full Value Awards”) that accelerate vesting under Section 4 will be settled, subject to any delay required by Section 9 below (or the terms of the Full Value Award agreement or other Company plan, policy, or arrangement governing the settlement timing of the Full Value Award to the extent such terms specifically require any different payment timing in order to comply with or be exempt from the requirements of Section 409A, as applicable), on the Payment Date.

7.Exclusive Benefits; Non-Duplication of Benefits.
7.1.Prior Benefits. The benefits, if any, provided under this Plan will be the exclusive benefits for a Participant related to termination of the Participant’s employment with the Company Group and/or a change in control of the Company and will supersede and replace any severance and/or change in control benefits and/or acceleration of vesting provisions set forth in any offer letter, employment or severance agreement, equity award agreement and/or other agreement between the Participant and the Company or other Company Group member, as applicable, in effect as of the date the Participant enters into a Participation Agreement. Further, for the avoidance of doubt, if at the time of becoming a Participant under the Plan, the Participant otherwise was eligible to participate in any other Company or other Company Group member’s severance and/or change in control plan, program or arrangement, or under a written employment agreement or offer of employment letter between the Participant and any Company Group member, as applicable (whether or not subject to ERISA), then participation in this Plan will supersede and replace eligibility in such other plan, program, agreement, letter or arrangement.

7.2.Future Benefits. In the event that, after becoming a Participant, the Participant becomes entitled to receive a Severance Benefit under this Plan and such benefit duplicates a benefit that otherwise would be provided to the Participant under any other Company Group member plan, program or arrangement, or under a written employment agreement or offer of employment letter between the Participant and the Company Group member (collectively, the “Other Plan”), as a result of the termination of the Participant’s employment with the Company Group, then the Participant will be entitled to receive the greater of (a) the Severance Benefit available under this Plan, and (b) the benefit available under such Other Plan.
8.Limitation on Payments.
8.1.Reduction of Severance Benefits. If any payment or benefit that Participant would receive from the Company or any other Company Group member, or any other party whether in connection with the provisions in this Plan or otherwise (the “Payments”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments will be either delivered in full, or delivered as to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the Participant’s receipt, on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some of the Payments may be subject to the Excise Tax. If a reduction in Payments is made in accordance with the immediately preceding sentence, the reduction will occur, with respect to the Payments considered parachute payments within the meaning of Code Section 280G, in the following order: (i) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first cash payment to be reduced); (ii) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the equity awards (that is, the most recently granted equity awards will be cancelled first); (iii) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the equity awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (iv) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). In no event will the Participant have any discretion with respect to the ordering of Payment reductions. The Participant will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Plan, and neither the Company nor any Employer or other member or affiliate of the Company Group will have any responsibility, liability or obligation to reimburse, indemnify or hold harmless any Participant for any of those payments of personal tax liability.
8.2.Determination of Excise Tax Liability. Any determinations required under this Section 8 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company, whose determinations will be conclusive and binding upon Participant and the Company for all purposes. For purposes of making the calculations required by this Section 8, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant will furnish to the Firm such information and documents as the Firm reasonably may request in order to make determinations under this Section 8. The Company will bear the costs and make all payments required to be made to the Firm for the Firm’s services that are rendered in connection with any calculations contemplated by this Section 8. Neither the Company, the Employer nor any other member or affiliate of the Company Group will have any liability to the Participant for the determinations of the Firm.
9.Section 409A.
9.1.General. Notwithstanding anything to the contrary in this Plan or any Participation Agreement, no Deferred Payments, if any, will be paid or provided pursuant to this Plan until the Participant has a “separation from service” within the meaning of Section 409A (a “Separation from Service”). Similarly, no Severance Benefits payable to a Participant, if any, which otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9), will be payable until the Participant has a Separation from Service.
9.2.Exemption; Compliance. It is intended that none of the Severance Benefits will constitute Deferred Payments, but rather that all payments and benefits under this Plan will be exempt from Section 409A as payments that would fall within the “short-term deferral period” or result from an involuntary separation from service (as defined in Section 409A), as described in Section 9.4. It also is intended that, to the extent any such Severance Benefits otherwise are not excluded from coverage under Section 409A pursuant to the exceptions in the immediately preceding sentence, they are excluded from coverage under Section 409A pursuant to the “limited payment” exception under Treasury Regulation Section 1.409A-1(b)(9)(v)(D), but only to the extent permitted by such regulation. In no event will a Participant have discretion to determine the taxable year of payment of any Deferred Payment.
9.3.Required Delay. Notwithstanding any contrary Plan provision, if (a) a Participant is a “specified employee” within the meaning of Section 409A at the time of the Participant’s Separation from Service (other than due to death), and (b) any Deferred Payments otherwise due on or within the first six (6) months following the Participant’s Separation from Service will result in the imposition of additional tax under Section 409A if paid to the Participant during such period, then such Deferred Payments that are payable within such six (6) month period following such Separation from Service, instead will become payable on the date that is six (6) months and one (1) day following the date of such Separation from Service. Any subsequent Deferred Payment, if any, will be payable in accordance with the payment schedule applicable to such payment. Notwithstanding anything herein to the contrary, in the event of the Participant’s death following the Participant’s Separation from Service, but before the date six (6) months following such Separation from Service, then any payments delayed in accordance with this Section 9.3 will be payable in a lump sum as soon as administratively practicable after the date of the Participant’s death and any other Deferred Payment will be payable in accordance with the payment schedule applicable to such payment. Each payment, installment and benefit payable under this Plan is intended to constitute a separate payment under Treasury Regulation Section 1.409A-2(b)(2).
9.4.Certain Exemptions. Any amount paid under this Plan that (x) satisfies the requirements of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) or (y) qualifies as a payment made as a result of an involuntary separation from service pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) that does not exceed the limit set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) will not constitute a Deferred Payment for purposes of Section 9.1.

9.5.Interpretation; Other Requirements. The provisions of the Plan are intended to comply with or be exempt from the requirements of Section 409A so that none of the payments or benefits to be provided under the Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein will be interpreted to so comply or be exempt. For purposes of the Plan, to the extent required to be exempt from or comply with Section 409A, any references to a Participant’s Involuntary Termination or similar phrases relating to the termination of a Participant’s employment will be references to the Participant’s Separation from Service. Notwithstanding any contrary Plan provision, including but not limited to Section 15, the Company, by action of the Administrator, reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of any Participant or other person, to comply with Section 409A or to avoid income recognition under Section 409A or to otherwise avoid the imposition of additional tax under Section 409A prior to the actual payment or provision of any Severance Benefits. In no event will a Participant have any discretion to choose the Participant’s taxable year in which any payments or benefits are provided under this Plan. In no event will the Company, or any other member or affiliate of the Company Group have any responsibility, liability or obligation to reimburse, indemnify or hold harmless a Participant for any taxes, penalties or interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.

10.Withholdings. The Employer and/or Company (and/or any other member or affiliate of the Company Group, as applicable) will have the right and authority to deduct from any payments or benefits payable under this Plan all applicable federal, state, local, and/or non-U.S. taxes or other required withholdings and payroll deductions (“Withholdings”). Prior to the payment of any amounts or provision of any benefits under this Plan, the Employer and/or Company (and/or any other member or affiliate of the Company Group, as applicable) is permitted to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any applicable Withholdings with respect to such payments and benefits. Neither the Company, the Employer nor any other member or affiliate of the Company Group will have any responsibility, liability or obligation to pay the Participant’s taxes arising from or relating to any payments or benefits under this Plan.

11.Indebtedness of Participants. If a Participant is indebted to the Company (or Employer or any other member of the Company Group, as applicable) on the date of the Participant’s Involuntary Termination, the Company reserves the right to offset the payment of any Severance Benefits under the Plan by the amount of such indebtedness. Such offset shall be made only to the extent permitted under applicable laws and to the extent the Administrator determines that such offset will not result in any additional taxes under Section 409A. The Participant’s execution of the Participant’s Participation Agreement constitutes knowing written consent to the foregoing.

12.Administration. The Company is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). The Plan will be administered, interpreted and operated by the Administrator (in its sole discretion). The Administrator will have the exclusive right and full discretion to (a) interpret the Plan, (b) designate the management or highly compensated employees of the Company Group who are eligible to participate in the Plan and to provide Participation Agreements to any such Eligible Employees as the Administrator deems appropriate, (c) decide, in good faith, any and all matters arising under the Plan or any Participation Agreement (including the right to remedy possible ambiguities, inconsistencies, or omissions), (d) make, amend and rescind such rules as it deems necessary or appropriate for the proper administration of the Plan, subject to the terms of the Plan, and (e) make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including eligibility for any benefit or payment under the Plan. Any decision made or other action taken by the Administrator (or its authorized delegates) with respect to the Plan, and any interpretation by the Administrator (or its authorized delegates) of any term or condition of the Plan (including, but not limited to, with respect to whether an Involuntary Termination or a Change in Control has occurred), or any related document, will be final, conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 2.1, the Administrator (a) in its sole discretion and on such terms and conditions as it may provide, may delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (b) has the authority to act for the Company as to any matter pertaining to the Plan. The Administrator is the appropriate named fiduciary of the Plan solely for purposes of the Plan’s claims and appeal procedures set forth in Section 16.

13.Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2.1 and 12, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.

14.Term. The Plan will become effective upon the Effective Date and will terminate automatically upon the completion of all benefits (if any) under the terms of the Plan.

15.Amendment or Termination. The Company, by action of the Board or the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice (except as otherwise provided below) to any Participant or other person or entity, and without regard to the effect of the amendment or termination on any Participant or such other person or entity. Any amendment or termination of the Plan must be in writing. Notwithstanding the preceding, upon, in connection with or following a Change in Control, the Company, without a Participant’s written consent, may neither amend or terminate the Plan in any way nor take any other action under the Plan, which (a) prevents that Participant from becoming eligible for Severance Benefits, or (b) reduces or alters to the detriment of the Participant the Severance Benefits, if any, payable, or potentially payable, to such Participant (including, without limitation, imposing additional conditions).

16.Claims and Review Procedures.
16.1.General. Any Participant who believes the Participant is entitled to but has not received a benefit or payment under the Plan or disagrees with the determination of the amount of any Plan benefit or payment or any other decision regarding the Participant’s interest under the Plan (or the Participant’s duly authorized legal representative) (the “Claimant”) must submit such claim (the “Claim”) in writing to the Administrator at the following address within ninety (90) days after the date the Claimant first knew or should have known of the facts on which the Claim is based, unless the Administrator consents otherwise in writing or ERISA provides otherwise: Transphorm, Inc., Attention: Administrator of the Transphorm, Inc. Key Executive Change in Control and Severance Plan, 75 Castilian Drive, Goleta, CA 93117. The Claim must set forth the nature of the benefit claimed, the amount of such benefit and the basis for claiming entitlement to such benefit.
16.2.Non-Disability Benefit Claims.
16.2.1.Claims Procedure. If a Claimant submits a Non-Disability Benefit Claim (as defined below) to the Administrator in accordance with the requirements set forth in Section 16.1, and the such Claim is denied (in full or in part), the Claimant will be provided a written notice of such denial within ninety (90) days after the Administrator’s receipt of the Non-Disability Benefit Claim, unless special circumstances require an extension of time

(up to ninety (90) more days), in which case written notice of the extension will be given to the Claimant within the initial ninety (90)-day review period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the Non-Disability Benefit Claim. The denial notice will include: (a) the specific reason(s) for the denial; (b) references to the specific Plan and/or Participation Agreement provision(s) on which the denial was based; (c) a description of any additional material or information that is necessary to perfect such Claim and an explanation of why such material or information is necessary; (d) a description of the Plan’s procedures for appealing the denial and the time limits applicable to such procedures; (e) a statement regarding the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal pursuant to the Plan’s procedures; and (f) any other information required by ERISA. A “Non-Disability Benefit Claim” means a Claim that does not involve any determination of Disability by the Administrator.
16.2.2.Appeal Procedure. If a Claimant’s Non-Disability Benefit Claim has been denied by the Administrator under Section 16.2.1, the Claimant may appeal such denial by filing a written request for review of the denial with the Administrator at the address specified in Section 16.1. Such request must be made no later than sixty (60) days following the date the Claimant received the written notice of denial or such later deadline as may be prescribed by ERISA. The Claimant then has the right to review and obtain copies of all documents and other information relevant to the Non-Disability Benefit Claim, upon written request and at no charge, and to submit comments, documents and other information relating to such Claim in writing. If the Claimant files a timely appeal, as described above, the Administrator will provide written notice of its decision on review (whether or not adverse) within sixty (60) days after it received the timely request for review, unless special circumstances require a longer period of time, in which case a decision will be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the timely review request. The Claimant will be given written notice of any such extension before the end of the original sixty (60)-day review period, as well as the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the Administrator denies the appealed Non-Disability Benefit Claim, the notice of denial will include: (a) the specific reason(s) for the denial; (b) references to the specific provision(s) of the Plan and/or Participation Agreement on which the denial was based; (c) a statement that the Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to such Claim; (d) a statement regarding the Claimant’s right to bring a civil action under Section 502(a) of ERISA following the denial on review pursuant to the Plan’s procedures; and (e) any other information required by ERISA.
16.3.Disability Benefit Claims.
16.3.1.Claims Procedure. If a Claimant submits a Disability Benefit Claim (as defined below) to the Administrator in accordance with the requirements set forth in Section 16.1, and such Claim is denied (in full or in part), the Claimant will be provided a written notice of such denial within forty-five (45) days after the Administrator’s receipt of the Disability Benefit Claim. However, this forty-five (45)-day time period may be extended for up to thirty (30) more days for matters beyond the control of the Administrator, in which case the Claimant will be notified in writing of the extension of time before the end of the initial forty-five (45)-day review period. This notice of extension will indicate the circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the Disability Benefit Claim. If, before the end of the first thirty (30)-day extension period, the Administrator determines that, due to matters beyond its control, a decision cannot be rendered within that extension period, then the period for making the determination may be extended for up to thirty (30) more days, in which case the Claimant will be notified in writing of the additional extension of time before the end of the initial thirty (30)-day extension period. This notice of extension will indicate the circumstances requiring the additional extension of time and the date by which the Administrator expects to render its decision on the Disability Benefit Claim. Any notice of extension also will explain the standards on which entitlement to the applicable benefit is based, the unresolved issues that prevent a decision on the Disability Benefit Claim, the additional information needed to resolve those issues, and notice that the Claimant will be afforded at least forty-five (45) days within which to provide the specified information.
The denial notice will include: (a) the specific reason(s) for the denial; (b) references to the provision(s) of the Plan and/or Participation Agreement on which the denial was based; (c) a description of any additional material or information that is necessary to perfect the Disability Benefit Claim and an explanation of why such material or information is necessary; (d) a statement that the Claimant will be provided, upon request and free of charge, reasonable access to and copies of, all documents and other information relevant to the Disability Benefit Claim; (e) a description of the Plan’s procedures for appealing the denial and the time limits applicable to such procedures; (f) a statement regarding the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal pursuant to the Plan’s procedures, including a description of the contractual limitations period that applies to bringing such action, as well as the calendar date on which the contractual limitations period expires; (g) a copy of any internal rule, guideline, protocol or other similar criteria relied on in denying the Disability Benefit Claim or a statement that such rule, guideline, protocol or other similar criteria do not exist; (h) a discussion of the Administrator’s decision, including an explanation of the Administrator’s basis for disagreeing with, or not following, as applicable: (1) the views of the Claimant’s treating health care professionals and/or vocational experts who evaluated the Claimant, if provided by the Claimant, (2) the views of medical and/or vocational experts whose advice was obtained on behalf of the Plan in connection with the denial, without regard to whether the Administrator relied upon such advice in making the benefit determination, and (3) the federal Social Security Administration’s determination of disability, if provided by the Claimant; and (i) any other information required by ERISA. A “Disability Benefit Claim” means a Claim that involves a determination of Disability by the Administrator.
16.3.2.Appeal Procedure. If a Claimant’s Disability Benefit Claim has been denied by the Administrator under Section 16.3.1, the Claimant may appeal such denial by filing a written request for review of the denial with the Administrator at the address specified in Section 16.1. Such request must be made no later than one hundred eighty (180) days following the date the Claimant received the written notice of denial or such later deadline as may be prescribed by ERISA. The Claimant then has the right to review and obtain copies of all documents and other information relevant to the Disability Benefit Claim, upon written request and at no charge, and to submit comments, documents and other information relating to such Claim in writing. If the Claimant files a timely appeal, as described above, the Administrator will provide written notice of its decision on review (whether or not adverse) within forty-five (45) days after it received the timely request for review, unless special circumstances require a longer period of time, in which case a decision will be rendered as soon as possible, but not later than ninety (90) days after receipt of the timely review request. The Claimant will be given written notice of any such extension before the end of the original forty-five (45)-day review period, as well as the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. Before any denial on review may be issued, however, the Administrator will provide the Claimant, free of charge, with any new or additional evidence considered, relied upon or generated in connection with the Disability Benefit Claim. Moreover, before any denial on review based on a new or additional rationale may be issued, the Administrator will provide the Claimant, free of charge, with such rationale. Any evidence or rationale will be provided as soon as possible and sufficiently in advance of the date when the Administrator must issue its decision on review to give the Claimant a reasonable opportunity to respond before that date. The review of the appealed Disability Benefit Claim will be conducted by the Administrator (who will not be the individual who decided the initial Disability Benefit Claim nor the subordinate of such individual). In deciding an appeal of any denied Disability Benefit Claim that is based in full or in part on a medical judgment, the Administrator will consult with a health care professional (who will neither be an individual who was consulted in connection with the initial Disability Benefit Claim nor the subordinate of such individual) who has appropriate training and experience in the field of medicine involved in the medical judgment. Any medical or vocational experts whose advice was obtained on behalf of the Administrator in connection with the Disability Benefit Claim will be identified, regardless of whether the advice was relied upon in denying such Claim.
If the Administrator denies the appealed Disability Benefit Claim, the denial notice will include: (a) the specific reason(s) for the denial; (b) references to the specific provision(s) of the Plan and/or Participation Agreement on which the denial was based; (c) a statement that the Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the Disability Benefit Claim; (d) a copy of any internal rule, guideline, protocol or other similar criteria relied on in denying the Disability Benefit Claim or a statement that such rule, guideline, protocol or other similar criteria do not exist; (e) a discussion of the Administrator’s decision, including an explanation of the Administrator’s basis for disagreeing with, or not following, as applicable: (1) the views of the Claimant’s treating health care professionals and/or vocational experts who evaluated the Claimant, if provided by the Claimant, (2) the views of medical and/or vocational experts whose advice was obtained on behalf of the Plan in connection with the denial, without regard to whether the Administrator relied upon such advice in making the benefit determination, and (3) the federal Social Security Administration’s determination of disability, if provided by the Claimant; (f) a statement regarding the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal pursuant to the Plan’s procedures, including a description of the contractual limitations period that applies to bringing such action, as well as the calendar date on which the contractual limitations period expires; and (g) any other information required by ERISA.
If the Administrator does not strictly adhere to the Plan’s claims and appeal procedures for Disability Benefit Claims, as set forth herein (the “Disability Benefit Claims Procedures”), the Claimant may be deemed to have exhausted the Plan’s administrative remedies and may be able to seek judicial review of the Claimant’s Disability Benefit Claim. Such deemed exhaustion does not apply, however, if the Administrator’s failure to strictly adhere to the Disability Benefit Claims Procedures was a de minimis violation not likely to cause prejudice or harm to the Claimant and if the other applicable requirements under ERISA are met. The Claimant may request a written explanation of any such violation from the Administrator. Within ten (10) days of the Claimant’s request, the Administrator will provide such explanation, including a specific description of the bases, if any, for asserting that the violation should not cause the Disability Benefit Claims Procedures to be deemed exhausted. A Disability Benefit Claim rejected by a court for immediate review based on deemed exhaustion will be considered refiled under the Plan upon the Administrator’s receipt of the court’s decision. Within a reasonable time after receipt of the court’s decision, the Administrator will provide the Claimant with notice of the Disability Benefit Claim’s resubmission.
16.4.Exhaustion of Plan’s Claims and Appeal Procedure Required; Limitations on any Legal Actions; Venue. Exhaustion of the Plan’s applicable claims and appeal procedure set forth in this Section 16 is mandatory for resolving any Claim under the Plan before initiating any legal action relating to the Claim. Any legal action with respect to a Claim, if permitted, must be brought (a) no later than six (6) months after the Administrator’s denial of such Claim on appeal, regardless of any state or federal statutes establishing provisions relating to limitations on actions, and (b) in the U.S. District Court for the Southern District of California. In any such action, all determinations made by the Administrator (and its authorized delegates) in connection with its review of the Claim will be afforded the maximum possible deference permitted by law.

17.Attorneys’ Fees. The parties will each bear their own expenses, legal fees and other fees incurred in connection with this Plan.
18.Source of Payments. The Plan will be maintained at all times in a manner to be considered “unfunded” for purposes of ERISA. Any Severance Benefits will be paid from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment or benefit under the Plan will be any greater than the right of any other general unsecured creditor of the Company, the Employer or any other member or affiliate of the Company Group.
19.No Guarantee of Tax Consequences. Participants (or their beneficiaries) solely will be responsible for any and all taxes with respect to any payments or benefits provided under the Plan. None of the Administrator, the Company, the Employer or any other member or affiliate of the Company Group makes any guarantees regarding the tax treatment to any person of any payments or benefits provided under the Plan.

20.Inalienability. In no event may any current or former employee of any Employer sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan, except as provided in this Section. Any other attempted assignment, transfer, conveyance, or other disposition of a Participant’s right to compensation or other benefits will be null and void. At no time will any of a Participant’s rights or interests under the Plan be subject to the claims of creditors nor liable to attachment, execution or other legal process. If any payments or benefits are payable to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

21.Death. Notwithstanding anything to the contrary in the Plan, if a Participant dies after the Participant’s Involuntary Termination and after the Participant (or the authorized representative of the Participant’s estate) has timely executed and returned the Release to the Administrator (without having timely revoked it) but before receiving all of the payments and benefits otherwise payable to the Participant, such remaining payments and benefits instead will be paid to the executor of the Participant’s estate, on behalf of the estate, at the time(s) and in the form(s) applicable to such payments and benefits, as applicable, under the Plan.

22.No Enlargement of Employment Rights. Neither the establishment or maintenance or amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company, the Employer or other member of affiliate of the Company Group. The Company and the applicable Employers expressly reserve the right to discharge any of their employees at any time and for any reason, with or without cause or notice, as permitted by applicable law. However, as described in the Plan, a Participant may be entitled to benefits under the Plan depending upon the circumstances of the termination of such Participant’s employment.

23.Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

24.Applicable Law. The Plan is intended to be an unfunded deferred compensation plan within the meaning of U.S. Department of Labor Regulations Section 2520.104-23 and will be construed, administered and enforced as such in accordance with ERISA. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the State of California (but not its conflict of laws provisions).
25.Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

26.Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning, construction or interpretation of the Plan’s provisions.

27.Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of the Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.
28.Protected Activity. Notwithstanding any contrary provision of the Plan, the Release, or a Participant’s Confidentiality Agreement, nothing in this Plan, the Release or any Participant’s Confidentiality Agreement shall prohibit or impede a Participant from engaging in any Protected Activity. For purposes of this Plan, “Protected Activity” will mean communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency, or entity, including, but not limited to, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided that, in each case, such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, the Participant agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Group confidential information (within the meaning of the Confidentiality Agreement) or any other agreement between the Participant and the Company, the Employer or any other member or affiliate of the Company Group relating to the protection of confidential information in a manner not protected by applicable law (each, a “Confidential Information Agreement”) to any parties other than the Governmental Entities. The Participant further understands that Protected Activity does not include disclosure of any Company Group attorney-client privileged communications or attorney work product. Any language in a Confidentiality Agreement or any Confidential Information Agreement that conflicts with, or is contrary to, this paragraph is superseded by this Plan. The Participant understands and acknowledges that pursuant to the Defend Trade Secrets Act of 2016 (A) an individual will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (B) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
*          *          *
IN WITNESS WHEREOF, the Company has executed this Plan on July 26, 2023.

TRANSPHORM, INC.

/s/ Primit Parikh
Name: Primit Parikh
Title: President & Chief Executive Officer

Appendix A
FORM OF

TRANSPHORM, INC.
KEY EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN

PARTICIPATION AGREEMENT

[Date]

Transphorm, Inc. (the “Company”) is pleased to inform you, [Name of Eligible Employee], that you have been selected to participate in its Transphorm, Inc. Key Executive Change in Control and Severance Plan (the “Plan”). A copy of the Plan has been delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan, including this Participation Agreement. Any capitalized term used in this Participation Agreement that is not otherwise defined herein will have the meaning ascribed to such term in the Plan.

In order to actually become a Participant in the Plan, as described in the Plan, you must complete and sign this Participation Agreement and return it to [Name and Contact] by no later than [Date].

The Plan describes in detail certain circumstances under which you, if you are a Participant in the Plan, may become eligible for Severance Benefits and certain other benefits enumerated hereunder.

You have been designated by the Administrator as a Tier [Specify 1 or 2] Executive under the Plan. Any Severance Benefits payable to you under the Plan will be such Severance Benefits applicable to your participation in the Plan as a Tier [Specify 1 or 2] Executive.

Release Requirement. In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Administrator the Release, which must become effective and irrevocable within the requisite period set forth in the Release and is subject to the Release timing requirements specified in the Plan.

Golden Parachute Tax Reduction. Also, as explained in the Plan, your Severance Benefits (if any) will be reduced if necessary in certain circumstances to avoid the Severance Benefits from becoming subject to “golden parachute” excise taxes under the Internal Revenue Code.

Withholdings. The Company Group has the right to withhold, from any Severance Benefits you may receive under the Plan, any applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other payroll deductions.

Equity Awards. Notwithstanding Section 7 of the Plan, your Time-Based Equity Awards remain eligible for any vesting acceleration as set forth in Section 14(c) of the Company’s 2020 Equity Incentive Plan. In addition, any Equity Awards that are subject to performance-based vesting requirements may be eligible for such vesting acceleration, if any, as may be set forth in the applicable plan and award agreement, and any other written agreement between you and the Company governing their terms.

Please note that your Employer (or other applicable Company Group member) has the right to withhold from any Severance Benefits any applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Transphorm, Inc. Key Executive Change in Control and Severance Plan; (2) you have carefully read this Participation Agreement and the Plan, including, but not limited to, the terms and conditions for participation in, and receipt of any Severance Benefits under the Plan; and (3) the decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors, and will be given the maximum possible deference permitted by law.

TRANSPHORM, INC.                [NAME OF ELIGIBLE EMPLOYEE]

Signature                        Signature

Name                            Date

Title

Attachment:    Transphorm, Inc. Key Executive Change in Control and Severance Plan
2